Exhibit No. 99

News Release

Media Line: (410) 470-7433
www.constellation.com

Media Contacts:	Lawrence McDonnell
Paul Adams
(410) 470-7433

Investor Contact:	Sandra Brummitt
(410) 470-6440

Constellation Energy Reports Third Quarter 2011 Results

BALTIMORE, Oct. 28, 2011 — Constellation Energy (NYSE: CEG) today reported adjusted earnings of $0.68 per share for the third quarter of 2011, compared with adjusted earnings of $0.48 per share in the third quarter of 2010. Adjusted earnings exclude the cumulative effects of changes in accounting principles, discontinued operations and special items (which are defined as significant items that are not related to the company’s ongoing, underlying business or which distort comparability of results). On a Generally Accepted Accounting Principles (GAAP) basis, Constellation Energy reported earnings of $0.36 per share in the third quarter of 2011, compared with a loss of $6.99 per share in the third quarter of 2010.

Excluding power restoration costs associated with Hurricane Irene and mark-to-market timing, Constellation Energy reaffirmed its 2011 earnings guidance range of $3.05 to $3.35 per share.

“Our core businesses are performing well in a competitive price environment, benefitting in particular from strong results in our wholesale load serving business. We continue to make headway with our strategy to combine cost-effective conventional and renewable energy supply with an integrated mix of innovative energy management products and solutions,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy.

“During the quarter, we continued to reinforce our commitment to renewable energy with the start of construction on a 16.1 megawatt solar installation in Emmitsburg, Md., that will be the state’s largest when completed,” Shattuck said. “In September, we also launched our solar panel leasing program for residential customers in Maryland, New Jersey, New York, Massachusetts, Ohio and

Pennsylvania. As a result of this initiative, homeowners can harness solar energy to meet a significant portion of their electricity needs with little or no upfront investment.

“Our generation segment posted solid results for the quarter, with our recently acquired New England generation assets again exceeding our expected output,” Shattuck said. “In Texas, our gas plants performed particularly well during an extended stretch of record-breaking heat in August.

“At BGE, our employees demonstrated their determination and skill in the wake of Hurricane Irene, a massive storm that slammed the region with 72-mile-per-hour wind gusts and knocked out power to 750,000 customers,” Shattuck said. “Despite difficult conditions, BGE restored service to 95 percent of affected customers within five days after Irene passed through our system, and restored all service at a rate that on average was 20 percent faster than in the wake of Hurricane Isabel in 2003.

“Looking ahead, we remain confident in the prospect of combining Constellation’s leading customer-facing retail and wholesale customer platform with Exelon’s clean merchant generation fleet,” Shattuck said. “During the quarter, we reached an agreement with PJM’s Independent Market Monitor to address market power concerns and have received regulatory approval from the Public Utility Commission of Texas. In Maryland, we look forward to the start of hearings before the Maryland Public Service Commission (PSC) next week and continue to anticipate closing our merger in the first quarter of 2012.”

The following table summarizes adjusted earnings per share and earnings per share reported in accordance with GAAP for the company’s business segments and provides a reconciliation to total company reported earnings.

	Three Months Ended September 30,
	2011			2010
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
EARNINGS (LOSS) PER COMMON SHARE	EPS*	EPS		EPS*	EPS
Baltimore Gas and Electric	$(0.01)	$—	(1)	$0.14	$0.14
NewEnergy	0.21	0.23	(2)	(0.07)	(0.07)
Generation	0.15	0.44	(3)	(7.06)	0.41	(4)
Other	0.01	0.01		—	—
Diluted Earnings (Loss) Per Share	$0.36	$0.68		$(6.99)	$0.48

* Unaudited.

Reported GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition of costs incurred in connection with our pending merger with Exelon Corporation (Exelon) of $0.01 per share. BGE will not seek recovery of these costs in rates.

(2) Addition of costs incurred in connection with our pending merger with Exelon of $0.01 per share and addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.01 per share.

(3) Addition of economic value of Constellation Energy Nuclear Group, LLC (CENG) joint venture power purchase agreement (PPA) amortization of $0.15 per share, addition of amortization of CENG joint venture basis difference of $0.13 per share and addition of costs incurred in connection with our pending merger with Exelon of $0.01 per share.

(4) Addition of impairment losses and other costs of $7.29 per share, addition of amortization of CENG joint venture basis difference of $0.15 per share, addition of economic value of CENG joint venture power PPA amortization of $0.14 per share and addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.01 per share.  Subtraction of gain on sale of Mammoth Lakes geothermal generating facility of $(0.12) per share.

	Nine Months Ended September 30,
	2011			2010
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
EARNINGS (LOSS) PER COMMON SHARE	EPS*	EPS		EPS*	EPS
Baltimore Gas and Electric	$0.44	$0.47	(1)	$0.51	$0.53	(4)
NewEnergy	0.36	0.41	(2)	0.68	0.69	(5)
Generation	0.42	1.20	(3)	(6.86)	1.41	(6)
Other	(0.01)	(0.01)		(0.02)	0.01	(7)
Diluted Earnings (Loss) Per Share	$1.21	$2.07		$(5.69)	$2.64

* Unaudited.

Reported GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition of costs incurred in connection with our pending merger with Exelon of $0.03 per share. BGE will not seek recovery of these costs in rates.

(2) Addition of costs incurred in connection with our pending merger with Exelon of $0.03 per share and addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.02 per share.

(3) Addition of economic value of CENG joint venture PPA amortization of $0.44 per share, addition of amortization of CENG joint venture basis difference of $0.34 per share, addition of costs incurred in connection with our pending merger with Exelon of $0.06 per share and addition of transaction fees in connection with the Boston Generating acquisition of $0.05 per share. Subtraction of Department of Energy settlement of $0.11 per share.

(4) Addition of deferred income tax expense associated with Medicare Part D prescription drug subsidies of $0.02 per share.

(5) Addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.01 per share.

(6) Addition of impairment losses and other costs of $7.30 per share, addition of amortization of the CENG joint venture basis difference of $0.47 per share, addition of economic value of CENG joint venture PPA amortization of $0.42 per share, addition of loss due to early retirement of 7.00% Notes due April 1, 2012, of $0.15 per share, addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.03 per share and addition of losses on UniStar Nuclear Energy of $0.02 per share. Subtraction of gain on sale of Mammoth Lakes geothermal generating facility of $(0.12) per share.

(7) Addition of deferred income tax expense associated with Medicare Part D prescription drug subsidies of $0.03 per share.

BGE

BGE reported adjusted third-quarter earnings of $0.00 per share, down from adjusted earnings of $0.14 per share in third quarter 2010. The year-over-year variance is primarily due to costs associated with restoring power following Hurricane Irene. Of the approximately $90 million in storm-related expenses, about $55 million, or $0.17 per share, was accounted for as operations and maintenance, with the remainder recorded as capital. Costs associated with storm restoration were partially offset by higher distribution rates, which were approved in the PSC’s 2010 rate case order.

Generation

The Generation segment reported adjusted third-quarter earnings of $0.44 per share, up from adjusted earnings of $0.41 per share in the year-earlier quarter. The increase is largely attributed to the earnings contribution from our New England assets, partially offset by lower power prices and increased outage days at Constellation Energy Nuclear Group (CENG).

NewEnergy

Our NewEnergy segment reported adjusted earnings of $0.23 per share for the third quarter of 2011, as compared to an adjusted loss of $0.07 per share for the third quarter of 2010. This year over year variance is due partially to the $0.20 per share loss experienced in the third quarter of 2010 resulting from contract novations related to our legacy UK coal and freight business. Also contributing to the variance are third quarter contributions of $0.36 per share from wholesale load serving and structured products and a $0.07 per share gain from the divestiture of the majority of our share in Constellation Energy Partners. These gains were partially offset by the $0.16 per share loss resulting from this summer’s extreme weather in Texas and a $0.12 per share decline in our retail business, $0.07 per share of which is dilution from our MXenergy and StarTex acquisitions.

Financial Statements

The Sept. 30, 2011, financial statements and supplemental information are attached.

Adjusted Earnings

Constellation Energy presents adjusted earnings per share (adjusted EPS) in addition to reported earnings per share in accordance with generally accepted accounting principles (reported GAAP EPS). Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles, discontinued operations and special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results) included in operations.

We present adjusted EPS because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods, since it excludes the impact of items such as impairment losses, work force reduction costs or gains and losses on the sale of assets, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted earnings). This non-GAAP measure is also used to evaluate management’s performance and for compensation purposes.

Constellation Energy also provides its earnings guidance in terms of adjusted EPS. Constellation Energy is unable to reconcile its guidance to GAAP earnings per share because we do not predict the future impact of special items due to the difficulty of doing so. In the past, the impact of special items has been material to our operating results computed in accordance with GAAP.  We note that such information is not in accordance with GAAP and should not be viewed as a substitute to GAAP information.

SEC Filings

Constellation Energy plans to file its Form 10-Q on or about Nov. 7, 2011.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call Oct. 28, 2011

Constellation Energy will host a conference call at 8:30 a.m. (EDT) on Friday, Oct. 28, 2011, to review the results.  Analysts, investors, media and the public may participate by dialing in shortly before 8:30 a.m. using the following information:

U.S. — (888) 455-2894

International — (773) 681-5899

Password — ENERGY

A replay will be available approximately one hour after the end of the call by dialing (866) 419-2884 (U.S.) or (203) 369-0764 (international). The replay passcode is 8977. The replay will be available for 90 days.

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy’s website (www.constellation.com). A webcast replay, as well as a replay in downloadable MP3 format, will also be available on the site shortly after the completion of the call. The call will be recorded and archived on the site.

About Constellation Energy

Constellation Energy (www.constellation.com) is a leading competitive supplier of power, natural gas and energy products and services for homes and businesses across the continental United States. It owns a diversified fleet of generating units, totaling approximately 12,000 megawatts of generating capacity, and is a leading advocate for clean, environmentally sustainable energy sources, such as solar power and nuclear energy.  The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. A FORTUNE 500 company headquartered in Baltimore, Constellation Energy had revenues of $14.3 billion in 2010.

Additional Information and Where to Find it

In connection with the proposed merger between Exelon and Constellation Energy, Exelon filed with the SEC a Registration Statement on Form S-4 that included the definitive joint proxy statement/prospectus. The Registration Statement was declared effective by the SEC on October 11, 2011. Exelon and Constellation Energy mailed the definitive joint proxy statement/prospectus to their respective security holders on or about October 12, 2011. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION about Exelon, Constellation Energy and the proposed merger. Investors and security holders may obtain copies of all documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of the definitive joint proxy statement/prospectus may be obtained free of charge from Exelon Corporation, Investor Relations, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398, or from Constellation Energy Group, Inc., Investor Relations, 100 Constellation Way, Suite 600C, Baltimore, MD 21202.

Addendum — Amounts Excluded to Arrive at Adjusted EPS

	Quarter Ended September 30, 2011
	After-Tax Income
	(Expense) Impact
	($ millions)	(Per Share)
CENG Joint Venture Results:
Amortization of Basis Difference	$26.3	$0.13
Transaction-Related Costs	1.5	0.01

Exelon Merger Costs	5.1	0.03

Total Special Items Excluding CENG PPA Amortization	32.9	0.17

CENG PPA Amortization	31.3	0.15

Total Special Items	$64.2	$0.32

CENG Joint Venture Results

•                  Amortization of Basis Difference - We have a basis difference between the carrying value of our investment in CENG and our underlying equity in CENG. This basis difference was caused by the requirement to record our investment in CENG at fair value at closing, while CENG’s assets and liabilities retained their carrying value. We are amortizing this basis difference over the respective useful lives of the assets of CENG or as those assets impact the earnings of CENG. The impairment charge we recognized on our investment in CENG in the third quarter of 2010 reduced this basis difference.

•                  Transaction-Related Costs - In the third quarter of 2011, we continued to record the amortization of credit facility amendment fees associated with closing the sale of a 49.99 percent interest in CENG to EDF.

Exelon Merger Costs

In the third quarter of 2011, we incurred $8.3 million pre-tax of costs in connection with our pending merger with Exelon Corporation (Exelon).

CENG PPA Amortization

Based on energy prices at the time of the closing of the EDF transaction in November 2009, we recorded an approximately $0.8 billion “unamortized energy contract asset” for the value of our

PPA with CENG, and CENG recorded an approximately ($0.8) billion “unamortized energy contract liability.” Both entities are amortizing these amounts in 2010 and 2011, with the total net economic value to be realized by us in the form of lower purchased power costs equal to approximately $0.4 billion as a result of our 50.01 percent ownership interest in CENG. During the third quarter of 2011, we realized approximately $52.0 million pre-tax in economic value relating to the amortization of the PPA with CENG.

Constellation Energy Group and Subsidiaries

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$2,800.6	$3,114.9	$8,119.2	$8,192.3
Regulated electric revenues	638.6	776.3	1,835.6	2,178.7
Regulated gas revenues	81.9	77.7	496.3	494.4
Total revenues	3,521.1	3,968.9	10,451.1	10,865.4

Expenses
Fuel and purchased energy expenses	2,381.3	2,977.0	7,031.1	7,606.8
Fuel and purchased energy expenses from affiliate	249.0	254.7	653.1	675.3
Operating expenses	503.5	417.6	1,409.6	1,227.7
Merger costs	8.3	—	40.1	—
Impairment losses and other costs	—	2,468.4	—	2,468.4
Depreciation, depletion, accretion, and amortization	143.7	123.0	449.6	380.6
Taxes other than income taxes	78.1	66.6	232.3	199.0
Total expenses	3,363.9	6,307.3	9,815.8	12,557.8
Equity Investment Earnings (Losses)	49.6	53.4	13.7	(0.8)
Gain on U.S. Department of Energy Settlement	—	—	35.5	—
Net Gain on Divestitures	23.0	38.3	23.0	43.5
Income (Loss) from Operations	229.8	(2,246.7)	707.5	(1,649.7)
Other Expenses	(17.8)	(18.4)	(52.5)	(49.6)
Fixed Charges
Interest expense	67.0	62.6	203.5	244.5
Interest capitalized and allowance for borrowed funds used during construction	(4.0)	(5.7)	(8.4)	(30.0)
Total fixed charges	63.0	56.9	195.1	214.5
Income (Loss) from Continuing Operations Before Income Taxes	149.0	(2,322.0)	459.9	(1,913.8)
Income Tax Expense (Benefit)	51.1	(947.0)	174.5	(813.9)
Net Income (Loss)	97.9	(1,375.0)	285.4	(1,099.9)
Less: Net Income Attributable to Noncontrolling Interests and BGE Preference Stock Dividends	24.2	31.5	42.1	42.5
Net Income (Loss) Applicable to Common Stock	$73.7	$(1,406.5)	$243.3	$(1,142.4)

Average Shares of Common Stock Outstanding - Basic	200.4	201.1	200.0	200.7
Average Shares of Common Stock Outstanding - Diluted	202.4	201.1	201.7	200.7

Earnings (Loss) Per Common Share - Basic	$0.37	$(6.99)	$1.22	$(5.69)

Earnings (Loss) Per Common Share - Diluted	$0.36	$(6.99)	$1.21	$(5.69)

Constellation Energy Group and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2011	2010
	(In Millions)
ASSETS
Current Assets
Cash and cash equivalents	$1,171.0	$2,028.5
Accounts receivable (net of allowance for uncollectibles of $90.5 and $85.0, respectively)	1,847.5	2,059.2
Accounts receivable — consolidated variable interest entities (net of allowance for uncollectibles of $101.3 and $87.9, respectively)	319.8	308.9
Income taxes receivable	45.2	152.7
Fuel stocks	411.1	361.1
Materials and supplies	134.2	104.3
Derivative assets	233.8	534.4
Unamortized energy contract assets (includes $106.4 and $400.9, respectively, related to CENG)	195.1	544.7
Restricted cash	2.0	52.0
Restricted cash — consolidated variable interest entities	73.1	52.3
Regulatory assets (net)	128.7	78.7
Other	278.8	175.8
Total current assets	4,840.3	6,452.6
Investments And Other Noncurrent Assets
Investment in CENG	2,967.0	2,991.1
Other investments	196.6	189.9
Regulatory assets (net)	350.3	374.1
Goodwill	283.3	77.0
Derivative assets	258.2	258.9
Unamortized energy contract assets	63.7	109.8
Other	382.0	286.3
Total investments and other noncurrent assets	4,501.1	4,287.1
Property, Plant And Equipment
Nonregulated property, plant and equipment	7,725.5	6,387.2
Regulated property, plant and equipment	7,512.1	7,201.7
Accumulated depreciation	(4,496.0)	(4,310.1)
Net property, plant and equipment	10,741.6	9,278.8
Total Assets	$20,083.0	$20,018.5
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$160.6	$32.4
Current portion of long-term debt	131.5	245.6
Current portion of long-term debt — consolidated variable interest entities	61.3	59.7
Accounts payable	976.0	1,072.6
Accounts payable — consolidated variable interest entities	193.0	189.8
Derivative liabilities	487.8	622.3
Unamortized energy contract liabilities	129.5	130.5
Deferred income taxes	0.2	56.5
Accrued taxes	91.1	71.0
Accrued expenses	285.9	358.1
Other	575.1	438.7
Total current liabilities	3,092.0	3,277.2
Deferred Credits And Other Noncurrent Liabilities
Deferred income taxes	2,684.8	2,489.8
Asset retirement obligations	32.1	32.3
Derivative liabilities	239.7	353.0
Unamortized energy contract liabilities	328.5	411.1
Defined benefit obligations	595.6	574.7
Deferred investment tax credits	24.3	27.6
Other	251.8	296.0
Total deferred credits and other noncurrent liabilities	4,156.8	4,184.5
Long-Term Debt
Long-term debt, net of current portion	4,149.5	4,054.2
Long-term debt, net of current portion — consolidated variable interest entities	404.4	394.6
Equity
Common shareholders’ equity:
Common stock	3,279.7	3,231.7
Retained earnings	5,370.6	5,270.8
Accumulated other comprehensive loss	(680.9)	(673.3)
Total common shareholders’ equity	7,969.4	7,829.2
BGE preference stock not subject to mandatory redemption	190.0	190.0
Noncontrolling interests	120.9	88.8
Total equity	8,280.3	8,108.0
Total Liabilities And Equity	$20,083.0	$20,018.5

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Generation Operating Statistics (Unaudited)

	Nine Months Ended September 30,
			Oil &	Hydro &
	Nuclear *	Coal	Gas	Renewables	Other	Total
Generation by Fuel Type (%)
2011	28.8	25.8	41.0	2.9	1.5	100.0
2010	43.7	39.0	12.6	2.6	2.1	100.0

Thousands of MWH
2011	11,395	10,212	16,185	1,140	577	39,509
2010	11,528	10,279	3,330	692	561	26,390

* Nuclear statistics shown as 50.01 percent due to the formation of the CENG joint venture.

Utility Operating Statistics (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

ELECTRIC
Revenues (In Millions)
Residential
Excluding Delivery Service Only	$379.5	$519.9	$1,078.6	$1,463.0
Delivery Service Only	28.7	12.8	78.2	29.8
Commercial
Excluding Delivery Service Only	106.6	129.6	314.5	371.9
Delivery Service Only	73.4	66.1	208.3	186.0
Industrial
Excluding Delivery Service Only	5.8	7.7	18.5	22.9
Delivery Service Only	7.3	6.5	21.7	19.6
System Sales	601.3	742.6	1,719.8	2,093.2
Other	37.6	33.8	116.4	85.6
Total	$638.9	$776.4	$1,836.2	$2,178.8

Distribution Volumes (In Thousands) - MWH
Residential
Excluding Delivery Service Only	2,824	3,484	7,816	9,706
Delivery Service Only	870	444	2,154	967
Commercial
Excluding Delivery Service Only	880	1,007	2,590	2,898
Delivery Service Only	3,603	3,502	10,067	9,551
Industrial
Excluding Delivery Service Only	55	70	172	210
Delivery Service Only	661	657	1,812	1,990
Total	8,893	9,164	24,611	25,322

GAS
Revenues (In Millions)
Residential
Excluding Delivery Service Only	$39.3	$41.3	$280.7	$295.7
Delivery Service Only	4.9	3.0	21.6	15.1
Commercial
Excluding Delivery Service Only	11.1	11.3	77.8	77.9
Delivery Service Only	7.4	6.4	29.7	28.4
Industrial
Excluding Delivery Service Only	0.4	0.6	3.6	3.8
Delivery Service Only	3.1	3.6	11.5	11.9
System Sales	66.2	66.2	424.9	432.8
Off-System Sales	16.5	12.1	67.5	57.8
Other	1.3	1.4	8.0	7.5
Total	$84.0	$79.7	$500.4	$498.1

Distribution Volumes (In Thousands) - DTH
Residential
Excluding Delivery Service Only	2,190	2,197	24,557	24,788
Delivery Service Only	433	250	4,083	3,036
Commercial
Excluding Delivery Service Only	973	987	8,294	8,079
Delivery Service Only	5,023	4,030	20,149	17,111
Industrial
Excluding Delivery Service Only	43	55	418	422
Delivery Service Only	3,966	4,350	11,612	16,044
System Sales	12,628	11,869	69,113	69,480
Off-System Sales	3,488	2,445	13,071	10,198
Total	16,116	14,314	82,184	79,678

Utility operating statistics do not reflect the elimination of intercompany transactions.

Heating and Cooling Degree Days (Calendar-Month Basis)

Heating Degree Days - Actual	49	42	2,890	2,885
- Normal	83	83	3,026	3,032
Cooling Degree Days - Actual	677	707	1,021	1,101
- Normal	582	584	828	824

Constellation Energy Group and Subsidiaries

Supplemental Financial Statistics (Unaudited)

	Nine Months Ended
	September 30,
	2011	2010

Effective Tax Rate	37.9%	42.5%

Equity Investment In Nonregulated Businesses — End of Period (In Millions)	$5,891.8	$5,551.2

Equity Investment In Regulated Business — End of Period (In Millions)	$2,077.6	$2,042.2

Common Stock Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Common Stock Dividends - Per Share
—Declared	$0.2400	$0.2400	$0.7200	$0.7200
—Paid	$0.2400	$0.2400	$0.7200	$0.7200

Market Value Per Share
—High	$40.22	$35.10	$40.22	$38.73
—Low	$33.84	$28.21	$29.70	$28.21
—Close	$38.06	$32.24	$38.06	$32.24

Shares Outstanding - End of Period (In Millions)	201.5	202.1	201.5	202.1

Book Value per Share - End of Period	$39.55	$37.57	$39.55	$37.57